34


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         CARDINAL REALTY SERVICES, INC.

         FIRST. The name of the corporation is CARDINAL REALTY SERVICES, INC. (the "Corporation").

         SECOND. The principal office of the Corporation in the State of Ohio is to be located in the City of Columbus, Franklin County.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

         FOURTH. The number of shares which the Corporation is authorized to have outstanding is 15,000,000 shares, consisting of 1,500,000 shares of no par value Preferred Stock (hereinafter called "Preferred Stock"), and 13,500,000 shares of no par value Common Stock (hereinafter called "Common Stock").

         The express terms of the shares of each class are as follows:

         Paragraph I - Express Terms of the Preferred Stock

         Section 1. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Corporation's directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the date of issue. Subject to the provisions of this Section, which provisions shall apply to all Preferred Stock, the directors hereby are authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

         A. The designation of the series which may be by distinguishing number, letter and/or title.

         B. The number of shares of the series, which number the directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

         C. The dividend rate of the series.

         D. The dates at which dividends, if declared, shall be payable, whether such dividends shall be cumulative or non-cumulative and, if cumulative, the dates from which dividends shall be cumulative.

         E. The redemption rights and price or prices, if any, for shares of the series.

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                                       35


         F. The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

         G. The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

         H. Whether the shares of the series shall be convertible into shares of any other class or series of the Corporation, and, if so, the specification of such other class or series, the conversion price or prices, any adjustments thereof, the date or dates as of which such shares shall be convertible, and other terms and conditions upon which such conversion may be made.

         I. Restrictions on the issuance of shares of the same series or of any other class or series.

         The Corporation's directors are authorized to adopt from time to time amendments to these Amended Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), inclusive, of this Section.

         Section 2. The holders of Preferred Stock of each series, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Preferred Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Corporation's directors dividends in cash at the rate for such series fixed in accordance with the provisions of
Section 1 of this Paragraph and no more, payable on the dates fixed for such series. In the event dividends for a series are determined to be cumulative in accordance with the provisions of Section 1 of this Paragraph, such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Preferred Stock for any dividend period unless:

         A. as to each series of Preferred Stock entitled to cumulative dividends, dividends for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

         B. as to all series of Preferred Stock, dividends for the current dividend period shall have been paid or be or have been declared and a sum sufficient for the payment thereof set apart ratably in accordance with the amounts which would be payable as dividends on the shares of the respective series for the current dividend period if all dividends for the current dividend period were declared and paid in full.

         No dividend in respect of past dividend periods shall be paid upon or declared and set apart for payment on any of the Preferred Stock entitled to cumulative dividends unless there shall be or have been declared and set apart for payment on all outstanding shares of Preferred Stock entitled to cumulative dividends, dividends for past dividend periods ratably in accordance with the amounts which would be payable on the shares of the series entitled to cumulative dividends if all dividends due for all past dividend periods were declared and paid in full.

         Section 3. In no event, so long as any Preferred Stock shall be outstanding, shall any dividends, except a dividend payable in Common Stock or other shares ranking junior to the Preferred Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Preferred Stock, nor shall any Common Stock or any other shares ranking junior to the Preferred Stock be purchased, retired or otherwise acquired by the Corporation:

         A. Unless in each case all accrued and unpaid dividends on Preferred Stock, including the full dividends for the current dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

         B. Unless in each case there shall be no arrearages with respect to the redemption of Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Paragraph.

         Section 4.

         A. The holders of Preferred Stock of any series, in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to the Preferred Stock, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Paragraph, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

         After payment to holders of Preferred Stock of the full preferential amounts as aforesaid, holders of Preferred stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         B. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

         Section 5. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and, with respect to such vote, shall be entitled to notice of any shareholders' meeting in accordance with the Corporation's Code of Regulations, and shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of

Preferred Stock could then be converted, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein, or to the extent class or series voting is otherwise required by law or agreement, the holders of Preferred Stock or Common Stock shall vote together as a single class and not as separate classes.

         Section 6. For the purpose of this Paragraph I, whenever reference is made to shares "ranking junior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Preferred Stock.

         Paragraph II - Express Terms of the  Common Stock

         The Common Stock shall be subject to the express terms of the Preferred Stock and of any series thereof. The terms and provisions of each share of Common Stock shall be identical to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.

         FIFTH. No holder of any class of shares of the Corporation shall have any pre-emptive right to purchase or subscribe to any shares or other securities of the Corporation.

         SIXTH. No holder of any class of shares of the Corporation shall be entitled to vote cumulatively in the election of Directors of the Corporation.

         SEVENTH. The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the Articles of Incorporation of the Corporation, including the express terms of any class of shares of the Corporation outstanding, at the time of the purchase or acquisition in question.

         EIGHTH. The acquisition and transfer of, and the right of any Person to acquire or transfer, shares of the Corporation shall be subject to the following restrictions:

         Paragraph I - Control Share Acquisition Restrictions.

         Except as otherwise provided in this Article EIGHTH, Paragraph I, no Person shall make a Control Share Acquisition without the prior authorization of the Corporation's shareholders in accordance with the provisions of this Article EIGHTH, Paragraph
I.

         Section 1. PROCEDURE. In order to obtain authorization of a Control Share Acquisition by the Corporation's shareholders, a Person who proposes to make a Control Share Acquisition shall deliver to the Corporation at its principal executive office a notice (the "Notice") that sets forth all of the following information:

         A. The identity of the Person who is giving the Notice;

         B. A statement that the Notice is given pursuant to this Article EIGHTH, Paragraph I;

         C. The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

         D. The range of voting power, described in this Article EIGHTH, Paragraph I, Section 6 B.(1) under which the proposed Control Share Acquisition would, if consummated, fall;

         E. A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

         F. Reasonable evidence that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

         Section 2. CALL OF SPECIAL MEETING OF SHAREHOLDERS. The Directors of the Corporation shall, within twenty (20) days after receipt of such Notice by the Corporation, call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Directors shall have no obligation to call such meeting (and the proposed Control Share Acquisition need not be submitted to a vote of shareholders) if the Directors make a determination within twenty (20) days after receipt of the Notice (i) that the Notice was not given in good faith, (ii) that the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders or (iii) that the proposed Control Share Acquisition could not be consummated for financial or legal reasons. The Directors may adjourn such meeting if, prior to such meeting, the Corporation has received a Notice from any other Person and the Directors have determined that the Control Share Acquisition proposed by such other Person or a proposed merger, consolidation or sale of assets of the Corporation should be presented to shareholders contemporaneously with the proposed Control Share Acquisition at an adjourned meeting or at a special meeting held at a later date.

         Section 3. NOTICE OF SPECIAL MEETING. The Corporation shall, as promptly as reasonably practicable, give notice of such special meeting to all shareholders of record as of the record date set for such meeting whether or not entitled to vote thereat. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition. Section 4. REQUIREMENTS FOR APPROVAL. The Person who delivered the Notice in respect of which a meeting of shareholders is called by the Directors may make the proposed Control

Share Acquisition if both of the following occur: (i) the shareholders of the Corporation who hold shares of the Corporation entitling them to vote in the election of Directors authorize such acquisition at the special meeting, at which a quorum is present, by the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote in the election of Directors and of a majority of the portion of such voting power excluding the voting power of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than three hundred and sixty (360) days following shareholder authorization of the Control Share Acquisition. A quorum shall be deemed to be present at such special meetings if at least a majority of the voting power of the Corporation in the election of Directors, and a majority of the portion of such voting power excluding the voting power of interested Shares, are represented at such meeting in person or by proxy.

         Section 5. VIOLATION OF RESTRICTION. Any transaction or other event which would, directly or indirectly, result in a Control Share Acquisition by any Person in violation of this Article EIGHTH, Paragraph I, shall be valid only with respect to such number of shares as does not result in a violation of this Article EIGHTH, Paragraph I, and such acquisition or transfer shall be null and void ab initio with respect to the remainder of such shares (any such remainder of shares being hereinafter called "Excess Shares"). Until the Excess Shares are transferred to a Person, if any, whose acquisition thereof will not be null and void, the purported transferor (the "Purported Transferor") of the Excess Shares shall continue to own the Excess Shares and have all rights (including all voting rights and all rights to any dividends or other distributions) incident to ownership of such Excess Shares, unless (i) the Purported Transferor and the purported transferee (the "Purported Transferee") may be deemed to have become one and the same Person, or (ii) the purported acquisition was pursuant to the Plan of Reorganization of the Corporation in exchange for a Purchased Claim.

         If (i) the last clause of the first sentence in the foregoing paragraph (that is, the clause declaring certain attempted acquisitions or transfers to be null and void ab initio) is determined to be invalid or unenforceable, (ii) if the Purported Transferor and Purported Transferee may be deemed to have become one and the same Person or (iii) the purported acquisition was pursuant to the Plan of Reorganization in exchange for a Purchased Claim, the Purported Transferee and any successor who holds Excess Shares shall (i) be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Corporation and
(ii) deliver to the Corporation forthwith upon demand of the Corporation, all certificates for such Excess Shares duly endorsed for transfer and cancellation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to participate in any dividends, interest or other distribution. Any Person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article EIGHTH, Paragraph I. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

         Section 6. DEFINITIONS. As used in this Article EIGHTH, Paragraph I:

         A. "Person" includes, without limitation, an individual, a corporation (whether non-profit or for profit), a partnership, an unincorporated society or association, and two or more Persons having a joint or common interest, including, without limitation, two or more Persons having any understanding, relationship, agreement or other arrangement with respect to acquiring, holding, voting or disposing of any shares of the Corporation entitled to vote in the election of directors.

         B. (1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this Section 6 B.(1), would entitle such Person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the Corporation in the election of Directors within any of the following ranges of such voting power:

                  (a) One-fifth or more but less than one-third of such voting power;

                  (b) One-third or more but less than a majority of such voting power;

                  (c)      A majority or more of such voting power.

         A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article EIGHTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able, without further instructions from others, to exercise or direct the exercise of votes at a meeting of shareholders called under this Article EIGHTH, Paragraph I. For purposes of this Article EIGHTH, Paragraph I, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of Directors shall be treated as an acquisition of such shares.

         (2) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purpose of this Article EIGHTH, Paragraph I, if the acquisition was or is consummated in, results from, or is the consequence of any of the following circumstances:

                  (a) By underwriters in good faith and not for the purpose of circumventing this Article EIGHTH, Paragraph I in connection with an offering of the securities of the Corporation to the public;

                  (b) By bequest or inheritance, by operation of law upon the death of an individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article EIGHTH, Paragraph I;

                  (c) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article EIGHTH, Paragraph I;

                  (d) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with the provisions of these Articles of Incorporation and Section 1701.78, or Section 1701.83, of the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of Section 1701.78 or 1701.83 of the Ohio Revised Code; or

                  (e) The acquisition of shares of the Corporation pursuant to a Plan of Reorganization of the Corporation by any Person in exchange for a Claim which is not a Purchased Claim.

         The acquisition by any Person of shares of the Corporation in a manner described under this Section 6 B.(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article EIGHTH, Paragraph I within the range of voting power under Section 6 B.(1)(a), (b) or (c) of this Article EIGHTH, Paragraph I that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section 6 B.(2)(b) or (c), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article EIGHTH in connection with such transferor's acquisition of shares of the Corporation.

         (3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article EIGHTH, Paragraph I from any Person whose (a) Control Share Acquisition had previously been authorized by shareholders in compliance with this Article EIGHTH or (b) previous acquisition of shares would have constituted a Control Share Acquisition but for Section 6 B.(2), does not constitute a Control Share Acquisition for the purpose of this Article EIGHTH unless such acquisition entitles the Person making such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Corporation in the election of Directors in excess of the range of such voting power authorized pursuant to this Article EIGHTH, or deemed to be so authorized under Section 6 B.(2).

         C. "Interested Shares" means shares of the Corporation with respect to which any of the following Persons may exercise or direct the exercise of the voting power in the election of Directors:

         (1) any Person whose Notice prompted the calling of the meeting of shareholders;

         (2) any officer of the Corporation elected or appointed by the Directors of the Corporation; and

         (3) any employee of the Corporation who is also a Director of the Corporation.

         D. "Interested Shares" also means any shares of the Corporation acquired, directly or indirectly, by any Person from the holder or holders thereof for a valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Corporation or any proposed merger, consolidation, or other transaction that would result in a change in control of the corporation or all or substantially all of its assets and ending on the date of any special meeting of the Corporation's shareholders held thereafter pursuant to this Article EIGHTH, Paragraph I, for the purpose of voting on a Control Share Acquisition proposed by any Person if either of the following applies:

         (1) The aggregate consideration paid or given by the Person who acquired the shares, and any other persons acting in concert with him, for all such shares exceeds two hundred fifty thousand dollars;

         (2) The number of shares acquired by the Person who acquired the shares, and any other persons acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Corporation entitled to vote in the election of Directors.

         E. "Plan of Reorganization" means the plan of reorganization of the Corporation and certain of its substantively consolidated subsidiaries under Chapter 11 of the United States Bankruptcy Code, duly confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, in Case No. 2-89-O2779.

         F. "Claim" means a claim against, interest in, or claim for an administrative expense in the bankruptcy case concerning, the Corporation and certain of its substantively consolidated subsidiaries, Case No. 2-89-02779, United States Bankruptcy Court for the Southern District of Ohio, Eastern Division.

         G. "Purchased Claim" means a Claim acquired by a Person by purchase, or otherwise for a valuable consideration paid, subsequent to the date of initial filing of the Plan of Reorganization of the Corporation.

         Section 7. PROXIES. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article EIGHTH, Paragraph I is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

         A. In accordance with all applicable requirements of law; and

         B. Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

         Section 8. REVOCABILITY OF PROXIES. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article EIGHTH,

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
                                       43


Paragraph I shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         Paragraph II - Tax Benefit Preservation Restrictions.

         Section 1. DEFINITIONS. For the purposes of this Article EIGHTH, Paragraph II:

         A. "To Acquire"  means to take action that,  but for the  provisions of
Section 2 hereof, would be, or, pursuant to Section 2 hereof, is, effective to purchase or otherwise acquire (whether voluntarily or involuntarily) Stock;

         B. "Acquisition" means any transaction pursuant to which Stock would have been or is Acquired;

         C. The meaning of "Act" is set forth in Section 6 hereof;

         D. The meaning of "Board" is set forth in Section 2 B. hereof;

         E. The meaning of "Carryovers" is set forth in Section 8 hereof;

         F. The meaning of "Excess Shares" is set forth in Section 3 A.(l) hereof;

         G. "5-Percent Shareholder" means an individual who is a "5-percent shareholder" within the meaning of Section 382, provided, however, (l) that any entity which, if an individual, would be treated as a 5-percent shareholder pursuant to Section 382 shall be deemed a "5-percent Shareholder" and (2) except as the Board may otherwise provide in keeping with the purposes of this Article Eighth, Paragraph II, any person who has received Stock from a 5-Percent Shareholder, and any person who received Stock as compensation for services, will be treated as a 5-Percent Shareholder, regardless of such person's actual ownership of Stock;

         H. "Initial Acquisition Stock" means, with respect to each Initial 5-Percent Shareholder, the total amount of Stock issued to such Initial 5-Percent Shareholder through the second anniversary of the Effective Date (as defined in the Plan of Reorganization) on account of both Allowed Claims (as defined in the Plan of Reorganization) and Disputed Claims (as defined in the Plan of Reorganization);

         I. "Initial 5-Percent Shareholder" means any Person who is a 5-Percent Shareholder on the Effective Date, or who becomes a 5-Percent Shareholder on or before the second anniversary of the Effective Date solely as the result of the issuance of Stock to him on account of Allowed Claims or Disputed Claims;

         J. The meaning of "Permitted Transferee" is set forth in Section 3 A.(1) hereof;

         K. The meaning of "Person" includes the entities set forth in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (and any successors thereto), and shall also include any group of persons treated as an entity under
Section 382;

         L. The meaning of "Plan of Reorganization" is that set forth in Section 6 E. of Article EIGHTH, Paragraph I, above;

         M. The meaning of "Proceeds" is set forth in Section 3 A.(4) hereof;

         N. "Purported Owner" means any Person who Acquires any Stock in any transaction that would be in violation of any prohibition set forth in Section 2 hereof;

         O. The  meaning  of  "Purported  Owner's  Transferor"  is set  forth in
Section 3 A.(1) hereof;

         P. "Section 382" means Section 382 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (and any successors thereto);

         Q. "Share Trustee" means the trustee of the Excess Shares nominated and appointed by the Board from time to time;

         R. "Special Initial Acquisition Stock" means, with respect to each Initial 5-Percent Shareholder, the portion of the Initial Acquisition Stock issued to such Initial 5-Percent Shareholder, determined as follows:

                  (a) with respect to each Initial 5-Percent Shareholder on the Effective Date, an amount of such Initial Acquisition Stock determined by multiplying the total number of shares of Initial Acquisition Stock issued to such Initial 5-Percent Shareholder on the Effective Date by the fraction (not to exceed one (1)) obtained by dividing six and two-thirds percent (6-2/3%) by the percentage of all Stock issued on the Effective Date on account of Allowed Claims and Disputed Claims that is Initial Acquisition Stock.

                  (b) with respect to each Initial 5-Percent  Shareholder who is a 5-Percent Shareholder on the first anniversary of the Effective Date, an amount or additional amount, as the case may be, of such Initial Acquisition Stock determined by (i) multiplying the total number of shares of Initial Acquisition Stock which have been issued to such Initial 5-Percent Shareholder through the first anniversary of the Effective Date by the fraction (not to exceed one (1)) obtained by dividing thirteen and one-third percent (13-1/3%) by the percentage of all Stock issued through the first anniversary of the Effective Date on account of Allowed Claims and Disputed Claims that is Initial
         Acquisition Stock and (ii) subtracting from such amount the total number of shares of such Initial 5-Percent Shareholder's Initial Acquisition Stock that have previously been treated as Special Initial Acquisition Stock by reason of paragraph (a) above. If the amount determined under this paragraph (b) for any Initial 5-Percent Shareholder is a negative number, then (x) such negative number shall not cause any portion of such Initial 5-Percent Shareholder's Initial Acquisition Stock that was previously treated as Special Initial Acquisition Stock to lose its characterization as Special Initial Acquisition Stock, and (y) the number of shares of Initial Acquisition Stock of each Initial 5-Percent Shareholder that would otherwise be treated as Special Initial Acquisition Stock by reason of the application of this paragraph (b) shall be reduced by an amount determined by multiplying such negative number by the fraction determined by dividing the number of shares of Initial Acquisition Stock of such Initial 5-Percent Shareholder that would otherwise be treated as Special Initial Acquisition Stock by reason of the application of this paragraph (b) by the total number of shares of Initial Acquisition Stock that would otherwise be treated as Special Initial Acquisition Stock by reason of the application of this paragraph (b).

                  (c) with respect to each  Initial  5-Percent  Shareholder,  an amount or additional amount, as the case may be, of such Initial Acquisition Stock determined by (i) multiplying the total number of shares of Initial Acquisition Stock which have been issued to such Initial 5-Percent Shareholder by the fraction not to exceed one (1) obtained by dividing twenty percent (20%) by the percentage of all Stock issued through the second anniversary of the Effective Date on account of Allowed Claims and Disputed Claims that is Initial
         Acquisition Stock and (ii) subtracting from such amount the total number of shares of such Initial 5-Percent Shareholder's Initial Acquisition Stock that have previously been treated as Special Initial Acquisition Stock by reason of paragraphs (a) and (b) above. If the amount determined under this paragraph (c) for an Initial 5-Percent Shareholder is a negative number, then (x) such negative number shall not cause any portion of such Initial 5-Percent Shareholder's Initial Acquisition Stock that was previously treated as Special Initial
         Acquisition Stock to lose its characterization as Special Initial Acquisition Stock, and (y) the number of shares of Initial Acquisition Stock of each Initial 5-Percent Shareholder that would otherwise be treated as Special Initial Acquisition Stock by reason of the application of this paragraph (c) shall be reduced by an amount determined by multiplying such negative number by the fraction determined by dividing the number of shares of Initial Acquisition Stock of such Initial 5-Percent Shareholder that would otherwise be treated as Special Initial Acquisition Stock by reason of the application of this paragraph (c) by the total number of shares of Initial Acquisition Stock that would otherwise be treated as Special
         Initial Acquisition Stock by reason of the application of this paragraph (c).

                  (d) For purposes of this Paragraph II, all Transfers of Stock by an Initial 5-Percent Shareholder shall first be considered to be Transfers of Special Initial Acquisition Stock until all of the Special Initial Acquisition Stock held by such Initial 5-Percent Shareholder has been deemed transferred in accordance with this provision.

         S. "Stock" means stock of the Corporation as defined in Section 382, including any direct or indirect ownership interests in the Corporation which, pursuant to Section 382, are treated as stock of the Corporation, and any options (as the term "option" is used in Section 382 but without regard to
whether  or  not  the  issuance,  sale,  transfer,   disposition,   purchase  or
acquisition of any such option would result in an Ownership Change) to sell, transfer, dispose of, purchase or acquire Stock of the Corporation;

         T. The meaning of "Termination Date" is set forth in Section 2 hereof;

         U. To "Transfer"  means to take action that,  but for the provisions of
Section 2 hereof, would be, or, pursuant to Section 2 hereof, is, effective to sell, transfer, otherwise dispose of, or, as in the case of an option or other contingent interest, create, whether voluntarily or involuntarily, Stock, and also means any transaction pursuant to which Stock would have been or is Transferred;

         V. "Transfer Agent" means the transfer agent or agents with respect to the Stock designated by the Board of Directors from time to time;

         W. The meanings of all other capitalized terms used in this Article EIGHTH, Paragraph II, and not otherwise defined herein are those set forth in
Section 382..

         Section 2. LIMITATIONS ON TRANSFER.

         A. Except as otherwise provided in this Article EIGHTH, Paragraph II, and except for transfers in satisfaction of Disputed Claims as provided in the Plan, at no time from immediately after the Effective Date (as defined in the Plan of Reorganization), until December 31, 2007 (the "Termination Date"), shall any Person

                  (1)(a) Acquire any Stock if such Person's Acquisition of such Stock would result in any 5-Percent Shareholder (or any Person who would be a 5-Percent Shareholder if such Person's Disputed Claims were to be allowed in full) holding, or being treated under Section 382 as holding, additional Stock, or (b) Acquire any Stock if such Person's Acquisition of such Stock would cause any Person to become a 5-Percent Shareholder, or

                  (2) Transfer any Stock in a Transfer that would result in any 5-Percent Shareholder Transferring, or being treated under Section 382 as Transferring, Stock; and any Transfer or Acquisition of any Stock in violation of this Section 2 shall be null and void ab initio, but, in a case described in Section 2 A.(1)(b) hereof, only as to that portion of Stock the Transfer or Acquisition of which violates Section 2 A.(1)(b).

         B. (1) A Transfer or Acquisition shall not be prohibited and shall not be null and void under Section 2 A. if (1) the Board of Directors of the Corporation or a duly authorized committee thereof (the "Board") duly approves and authorizes such Transfer or Acquisition prior to such Transfer or Acquisition, which approval and authorization must be granted unless the Board reasonably determines, as supported by an opinion of the Corporation's outside tax professionals, both that
         (a) the Transfer or Acquisition if permitted would, taken by itself (or together With any transactions that have previously been effected, and with any transactions that have not yet been effected but that might be effected within the limitations of this Article Eighth, Paragraph II), cause an "ownership change" within the meaning of Internal Revenue Code
         Section 382(g) determined as if the percentage point limitation set forth in Internal Revenue Code Section 382(g)(1)(A) were forty-five
         (45) percentage points instead of fifty (50) percentage points (such trigger event to be adjusted in the event of any change in the applicable provisions of the Internal Revenue Code or the Treasury Regulations promulgated pursuant thereto, as may be reasonably necessary to effectuate the purpose of this Paragraph 2), and (b) such ownership change would occur within two (2) years of the Effective Date (as defined in the Plan of Reorganization) or would jeopardize the Corporation's ability to utilize net operating losses, passive activity losses, or any other tax attributes; or (2) such Stock is Transferred or Acquired by reason of death, gift, divorce, separation or otherwise and, pursuant to the terms of Section 382, the transferee of the Stock is treated as owning such Stock during the period such Stock was owned by the Person from whom it was acquired. The Board shall make any determination pursuant to Section 2 B.(1) hereof within forty-five (45) days of (x) the date the Board has received a written request for such a determination together with evidence of a firm offer for the Stock to be Transferred or Acquired or (y) the date the Board has received a written request for such a determination not accompanied by such evidence of a firm offer, such written requests without accompanying evidence of a firm offer to be limited to one (1) request per calendar year for each Person holding Stock in the Corporation. The Corporation, the Board and the Directors of the Corporation shall be fully protected in deciding whether or not to approve and authorize a Transfer or Acquisition otherwise prohibited by this Article EIGHTH, Paragraph II.

                  (2) The Board  shall take such  measures  as are  feasible  to facilitate the free transferability of Special Initial Acquisition Stock, even if such measures would have the effect of requiring the Board to assume in the future that such Special Initial Acquisition Stock has been Transferred in transactions constituting Owner Shifts within the meaning of Section 382, thereby limiting the Board's ability to approve Transfers of stock that is not Special Initial Acquisition Stock. Such measures may include the legending of Special Initial Acquisition Stock in such manner as would permit the Transfer of such stock but subject to special restrictions. For example, if such action is both feasible and consistent with the best interests of the Corporation, the Board may, on consultation with the Corporation's outside tax professionals, permit holders of Special Initial Acquisition Stock to Transfer such stock generally without limitation, provided the transferees of such stock neither hold, are deemed to hold, nor are permitted to Acquire other Stock. As an additional example, to the extent that the Board, on consultation with the Corporation's outside tax professionals, deems such action to be consistent with the best interests of the Corporation, the Board may seek advice from the Internal Revenue Service, including advice by private letter ruling, designed to facilitate the maximum feasible free transferability of Special Initial Acquisition Stock.

         Section 3.  TREATMENT OF DISALLOWED TRANSFERS.

         A. If,  notwithstanding  the  foregoing  prohibition,  a Person  shall,
voluntarily  or  involuntarily,   become  a  Purported  Owner  of  Stock  in  an
Acquisition described by Section 2 A.(1) of this Article EIGHTH, Paragraph II, and that is null and void pursuant to Section 2 of this Article EIGHTH, Paragraph II, then:

                  (1) Notwithstanding any other provision of this Section 3 A., the Purported Owner shall not obtain any rights In and to any such Stock that has been Acquired in such an Acquisition to the extent of the number of shares or amount of Stock that causes such Acquisition to be so null and void (the "Excess Shares"), and the Transfer of the Excess Shares to the Purported Owner shall not be recognized by the Corporation, the Transfer Agent or any other agent of the Corporation. Until the Excess Shares are Transferred to a Person, if any, whose Acquisition thereof will not be null and void (a "Permitted Transferee"), the Transferor of the Excess Shares to the

         Purported Owner (the "Purported Owner's Transferor") shall continue to own the Excess Shares and have all rights, including all voting rights and all rights to any dividends or other distributions, liquidating or otherwise, incident to ownership of such Excess Shares. All Excess Shares will continue to be issued and outstanding.

                  (2) If the Transfer Agent obtains possession of any certificate or other evidence of purported ownership representing any Excess Shares, the Transfer Agent shall deliver such certificate or other evidence to the Share Trustee in trust for the benefit of the Purported Owner's Transferor, and such Share Trustee shall proceed forthwith to attempt to sell or cause the sale of the Excess Shares to a Permitted Transferee. The Share Trustee shall take all lawful action to cause the Purported Owner to deliver or cause delivery of the Excess Shares and any indicia of ownership thereof to the Share Trustee. The Purported Owner shall to the Share Trustee and, upon obtaining possession thereof, the Share Trustee shall proceed forthwith to attempt to sell or cause the sale of the Excess Shares to a Permitted Transferee. The Share Trustee shall attempt to sell or cause the sale of the Excess Shares in the then existing public market or in such other commercially reasonable fashion as the Corporation shall direct. In performing the duties herein imposed upon it, the Share Trustee shall act at all times as the agent of the Purported Owner's Transferor.

                  (3) Once the Excess Shares are Acquired by a Permitted Transferee, the Permitted Transferee shall have and shall be entitled to exercise all rights incident to the ownership of such Excess Shares from the date of the Acquisition thereof by the Permitted Transferee; and

                  (4) The Proceeds from the sale of the Excess Shares to the Permitted Transferee (the "Proceeds") shall be distributed as follows:
         (i) first, to the Share Trustee, the Transfer Agent and the Corporation for all costs incurred in respect of the administration and sale of the Excess Shares (and in the event that the Proceeds are insufficient to reimburse the Share Trustee, the Transfer Agent and the Corporation for all costs incurred in respect of the administration and sale of the Excess Shares the Purported Owner shall reimburse the Share Trustee, the Transfer Agent and the Corporation for such costs), (ii) second, to the Purported Owner, if known, in an amount up to the amount paid by the Purported Owner, if determinable, for the Excess Shares, and (iii) third, to the Purported Owner's Transferor, if known, and if not known, to the Corporation for the benefit of the Purported Owner's Transferor. Notwithstanding anything in this Article EIGHTH, Paragraph II, to the contrary the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Ohio for an adjudication of the respective rights and interests of any Person in and to the Proceeds or any portion thereof, pursuant to this Article EIGHTH, Paragraph Il, and applicable law, and for leave to pay the Proceeds or any portion thereof into such court.

         B. (1) If a Person shall, voluntarily or involuntarily, Transfer any Stock the Transfer of which is described by Section 2 A.
         (2)  hereof  and the  Transfer  of which is null and void  pursuant  to
         Section 2 hereof, then:

                           (a) The  Purported  Owner of such  Transferred  Stock
                  shall not obtain any rights in and to any such Stock; and

                           (b) The  Person  Transferring  such  Stock  shall  be
                  liable for any and all losses, costs and damages suffered by the Corporation, the Transfer Agent, the Share Trustee, the Purported Owner and any other party to the prohibited Transfer.

                  (2) In any case in which a Transfer of Stock would be null and void pursuant to Section 2, and would be described in both the Section 2 A.(l) prohibition on Acquisitions and the Section 2 A.(2) prohibition on Transfers, then, notwithstanding anything to the contrary contained in this Article EIGHTH, Paragraph II, the terms of Section 3 A. of this Article EIGHTH, Paragraph II, shall not apply and the Transfer shall be governed by the terms of this Section 3 B. of this Article EIGHTH, Paragraph II.

         Section 4. REQUIREMENT OF NOTICE. Immediately upon the Transfer or Acquisition of any Stock in violation of Section 2 hereof, the Purported Owner and the Purported Owner's Transferor thereof shall give, or cause to be given, written notice thereof to the Corporation. Each owner of Stock shall furnish to the Corporation all information reasonably requested with respect to all Stock in which such Person has a direct or indirect ownership interest (both as defined in Section 382).

         Section 5. ACTIONS BY BOARD. Upon a determination by the Board that a Person has Acquired or Transferred, or may Acquire or Transfer, Stock in violation of Section 2 hereof, the Board may take such action as it deems advisable to prevent any such Transfer or Acquisition and to refuse to give effect to such Transfer or Acquisition on the books and records of the Corporation, including, without limitation, to cause the Transfer Agent to refuse to record the Purported Owner as the record owner of such Stock, to refuse to issue Stock upon the exercise or purported or attempted exercise of options to Acquire Stock (which options constitute Stock that has been Transferred or Acquired in violation of Section 2 of this Article EIGHTH, Paragraph II), and to institute proceedings to enjoin any such Transfer or Acquisition.

         Section 6. BOARD'S RELIANCE ON CERTAIN FILINGS. Pursuant to Section 382, in determining whether any Person has become a Purported Owner, the Corporation, the Transfer Agent and the Share Trustee are each entitled to rely on the existence and absence of filings on Schedules 13D and 13G (or any similar schedules), to the extent such filings are required by Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Act"), and any successor rule, regulation or statute, to identify any Person who is a 5-Percent Shareholder, and the existence or absence of any amendment to Schedules 13D and 13G showing any material increase or decrease in the percentage of Stock owned by such Person, as required by Rule 13d-2 under the Act. The Board shall be fully protected in relying on the items set forth in the foregoing sentence, together with such other items or sources of information as may be required or permitted from time to time by Section 382 or as available to the Corporation, to determine whether any Person has become or is attempting to become a Purported Owner of Stock.

         Section 7. SEVERABILITY. If any provision of this Article EIGHTH, Paragraph II, or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction to make such a determination, the remaining provisions will remain valid and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court, and this Article EIGHTH, Paragraph II, will be construed, in the absence of such provision, to give effect to the purpose of this Article EIGHTH, Paragraph II, to the maximum extent possible.

         Section 8. PURPOSES OF THIS PARAGRAPH. The purpose of this Article EIGHTH, Paragraph II, is to facilitate the Corporation's ability to preserve and utilize net operating losses, passive activity losses and other tax attributes to which the Corporation, in the absence of limitations, is entitled from time to time under the Internal Revenue Code of 1986, as amended (the "Carryovers"), and to that end the Board is authorized to take such action, to the extent permitted by law and not inconsistent with this Article EIGHTH, Paragraph II, as it may deem necessary or advisable to protect the Corporation and the interests of holders of its equity and debt securities by preservation of the Corporation's ability to preserve and utilize its Carryovers.

         Section 9. REGULATIONS AND PROCEDURES OF BOARD. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by regulation, bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Article EIGHTH, Paragraph II, for determining whether any Acquisition or Transfer of Stock would jeopardize the Corporation's ability to preserve and utilize its Carryovers and for the orderly application, administration and implementation of the provisions of this Article EIGHTH, Paragraph II. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by the public and, upon request, shall be mailed to any registered holder of Stock of the Corporation.

         Section 10. ACCELERATION OF TERMINATION DATE. Notwithstanding the provisions of this Article EIGHTH, Paragraph II, and its purposes, at least once annually, the Board shall consider whether the tax benefit preservation restrictions set forth in this Paragraph II continue to be necessary to ensure the utilization by the Corporation of its net operating losses, passive activity losses or any other tax attributes. If the Board determines, after consideration, that such restrictions are no longer necessary, the Board shall by resolution accelerate the Termination Date to an earlier date. In the event the Board accelerates the Termination Date, the Corporation shall notify all registered holders of Stock of the Corporation, and provide a copy of the notice to all stock exchanges on which the Corporation's Stock is then listed and to the Transfer Agent.

         Section 11. VALIDITY OF TRANSFERS APPROVED BY BOARD. The provisions of this Article EIGHTH, Paragraph II, shall not restrict, prohibit or affect the validity of any Transfer or Acquisition of Stock approved by the Board.

         Section 12. ADDITIONAL LEGEND. All certificates evidencing ownership of shares of Stock shall bear, immediately below, and in addition to, the legend prescribed by Article EIGHTH, Paragraph IV, the following two conspicuous legends:

         "ANY TRANSFER OR ACQUISITION OR PURPORTED OR ATTEMPTED TRANSFER OR ACQUISITION OF ANY OF THE SHARES OF STOCK REPRESENTED HEREBY IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID AB INITIO. FOR PURPOSES OF THE RESTRICTIONS, `TRANSFERS' OF STOCK GENERALLY

         INCLUDE, IN ADDITION TO SALES OR OTHER DISPOSITIONS, THE PLEDGING OF STOCK AND THE GRANTING OF OPTIONS TO ACQUIRE, OR OTHER CONTINGENT RIGHTS IN, STOCK; AND `ACQUISITIONS' OF STOCK GENERALLY INCLUDE, IN ADDITION TO THE RECEIPT OF STOCK PURSUANT TO SALES OR OTHER TRANSFERS, THE RECEIPT OF RIGHTS UNDER PLEDGES, OPTIONS, OR OTHER CONTINGENT INTERESTS IN STOCK.

         IF THE HOLDER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS A 5-PERCENT SHAREHOLDER AS DEFINED IN ARTICLE EIGHTH OF THE CORPORATION'S ARTICLES OF INCORPORATION, THE HOLDER OF THE SHARES OF STOCK REPRESENTED HEREBY GENERALLY IS PROHIBITED FROM ACQUIRING ANY ADDITIONAL SHARES OF STOCK OF THE CORPORATION AND IS PROHIBITED FROM ACQUIRING ANY OPTIONS TO PURCHASE OR ANY OTHER CONTINGENT INTERESTS IN SHARES OF STOCK OF THE CORPORATION, ABSENT APPROVAL AND AUTHORIZATION BY THE BOARD OF DIRECTORS OF THE CORPORATION PURSUANT TO ARTICLE EIGHTH OF THE CORPORATION'S ARTICLES OF INCORPORATION. A 5-PERCENT SHAREHOLDER INCLUDES, WITHOUT LIMITATION, ANY PERSON WHO HAS RECEIVED ANY STOCK FROM A 5-PERCENT SHAREHOLDER, AND ANY PERSON WHO HAS RECEIVED ANY STOCK AS COMPENSATION FOR SERVICES. IN ADDITION, VARIOUS ATTRIBUTION RULES, SUCH AS RULES AGGREGATING THE OWNERSHIP OF STOCK OF THE SAME FAMILY OR MEMBERS OF GROUPS OF RELATED ENTITIES, MAY APPLY IN DETERMINING WHETHER A PERSON IS A 5-PERCENT SHAREHOLDER."

         Paragraph III - Amendments.

         Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, or any provision of law that might otherwise permit a lesser vote of the Directors or shareholders, but in addition to any affirmative vote of the Directors or the holders of any particular class or series of shares required by law, the Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, the affirmative vote of at least eighty
(80) percent of the voting power of all outstanding shares of the Corporation entitled to vote in the election of Directors shall be required to alter, amend or repeal this Article EIGHTH or to adopt any provisions in the Articles of Incorporation or Regulations of the Corporation, as the same may be in effect from time to time, which are inconsistent with the provisions of this Article EIGHTH.

         Paragraph IV - Legend on Share Certificates.

         Each certificate representing shares of the Corporation's capital stock shall contain the following legend:

         "TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS AND OTHER PROVISIONS OF ARTICLE EIGHTH OF THE

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         CORPORATION'S  ARTICLES OF  INCORPORATION  AS THE SAME MAY BE IN EFFECT
         FROM TIME TO TIME. UPON WRITTEN REQUEST DELIVERED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS, THE CORPORATION WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH ARTICLE EIGHTH WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR. BY ACCEPTING THIS CERTIFICATE THE HOLDER HEREOF ACKNOWLEDGES THAT IT IS ACCEPTING SAME SUBJECT TO THE PROVISIONS OF SAID ARTICLE EIGHTH AS THE SAME MAY BE IN EFFECT FROM TIME TO TIME AND COVENANTS WITH THE CORPORATION AND EACH SHAREHOLDER THEREOF FROM TIME TO TIME TO COMPLY WITH THE PROVISIONS OF SAID ARTICLE EIGHTH AS THE SAME NAY BE IN EFFECT FROM TIME TO TIME."

         NINTH. The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said sections, shall not apply with respect to any particular Control Share Acquisition, as such is defined in said Section, regarding this Corporation so long as Article EIGHTH of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, remains an Article of these Articles of Incorporation and remains substantially in full force end effect, disregarding any rendering of such Article EIGHTH resulting from any amendment of these Articles of Incorporation.

         TENTH. Except as otherwise provided in Article EIGHTH or in the further provisions of this Article TENTH, notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes. The foregoing shall not apply to shareholder action taken under Chapter 1704 of the Ohio Revised Code, as such Chapter may be amended from time to time.

         Section 1. REQUIREMENTS FOR APPROVAL. In addition to any affirmative vote required by law or these Articles of Incorporation, any Related Party Transaction shall require the affirmative vote of not less than both eighty percent (80%) of the voting power of all outstanding shares of the Corporation entitled to vote in the election of Directors and of sixty-six and two-thirds percent (66 2/3%) of the portion of such voting power excluding the voting power of Interested Shares.

         Section 2. EXCEPTION. The provisions of Section 1 of this Article TENTH shall not be applicable if the Continuing Directors of the Corporation by a two-thirds vote have expressly approved the Related Party Transaction.

         Section 3. DEFINITIONS. For the purpose of this Article TENTH:

                  (a) The term "Related Party Transaction" shall mean (i) any merger or consolidation of the Corporation or a Subsidiary with a Related Party, irrespective of which party, if either,

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         is the  surviving  party,  (ii) any sale,  purchase,  lease,  exchange, transfer, or other transactions (or series of transactions) between the
         Corporation  or  a  Subsidiary  and  a  Related  Party   involving  the
         acquisition or disposition of assets for consideration of $3,000,000 or more in value (except for transactions in the ordinary course of the
         Corporation's  business),   (iii)  the  issuance  or  transfer  by  the
         Corporation or a Subsidiary of any securities of the Corporation or of a Subsidiary to a Related Party (other than an issuance or transfer of
         securities   which  is  effected  (A)  on  a  pro  rata  basis  to  all
         shareholders   of  the  Corporation  or  (B)  pursuant  to  a  Plan  of
         Reorganization of the Corporation to any Person in exchange for a Claim), (iv) any reclassification of securities of the Corporation (including any reverse stock split) or any recapitalization or other transaction involving the Corporation or its Subsidiaries that would have the effect of increasing the voting power of a Related Party,
         except  for  any  mandatory   redemption   required  by  the  terms  of
         outstanding securities, or (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation in favor of which a Related Party votes its shares.

                  (b) The term "Related Party" shall mean (i) any individual, corporation, partnership, or other Person, group or entity which, together with its Affiliates and Associates, is the beneficial owner of five percent (5%) or "more of the voting power of the Corporation in the election of Directors or (ii) any such Affiliate or Associate.

                  (c) A Person  shall be a  "beneficial  owner" of any shares of
         the  Corporation   entitled  to  vote  generally  in  the  election  of
         Directors:

                           (i) Which  such  Person or any of its  Affiliates  or
                  Associates beneficially owns, directly or indirectly; or

                           (ii) Which such  Person or any of its  Affiliates  or
                  Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                           (iii) Which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares.

                  (d) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1992 (or any subsequent provisions replacing such Act, Rules or Regulations).

                  (e) The term "Subsidiary" shall mean any Affiliate of the Corporation more than fifty percent (50%) of the outstanding securities of which representing the right, other than

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                                       54


         as affected by events of default, to vote for the election of Directors is owned by the Corporation or by another Subsidiary (or both).

                  (f) The term  "Continuing  Director" shall mean a Director who either (i) was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Party involved in a
         Related Party Transaction became a Related Party, or (ii) was designated (before his or her initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors.

                  (g) The term "Interested Shares" shall mean shares of the Corporation with respect to which any of the following Persons may exercise or direct the exercise of the voting power in the election of
         Directors:

                           (1) any Related  Party  involved in the Related Party
                  Transaction which is the subject of the vote of shareholders;

                           (2)  any  officer  of  the  Corporation   elected  or
                  appointed by the Directors of the Corporation; and

                           (3) any  employee  of the  Corporation  who is also a
                  Director of the Corporation.

                  (h) The term "Plan of Reorganization" shall mean the plan of reorganization of the Corporation and certain of its substantively consolidated subsidiaries under Chapter 11 of the United States Bankruptcy Code, duly confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, in Case No. 2-89-02779.

                  (i) The term "Claim" shall mean a claim against, interest in, or claim for an administrative expense in the bankruptcy case concerning, the Corporation and certain of its substantively consolidated subsidiaries, Case No. 2-89-02779, United States Bankruptcy Court for the Southern District of Ohio, Eastern Division.

                  (j) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more Persons having a joint or common interest.

         Section 4. A majority of the Continuing Directors shall have the power and duty to determine conclusively for the purposes of this Article TENTH, on the basis of information known to them, (a) whether a Person is a Related Party,
(b) whether a Person is an Affiliate or Associate of another, (c) whether a transaction between the Corporation or a Subsidiary and a Related Party involves the acquisition or disposition of assets for consideration of $3,000,000 or more in value, and (d) such other matters with respect to which a determination or interpretation is required under this Article TENTH.


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         Section 5. FIDUCIARY OBLIGATIONS UNAFFECTED.  Nothing contained in this
Article TENTH shall be construed to relieve any Related Party from any fiduciary obligation imposed by law.

         Section 6. AMENDMENTS. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, or any provision of law which might otherwise permit a lesser vote of the Directors or shareholders, but in addition to any affirmative vote of the Directors or the holders of any particular class or series of shares required by law, these Articles of Incorporation or Regulations of the Corporation, as the same may be in effect from time to time, the affirmative vote of at least eighty percent (80%) of the voting power of all outstanding shares of the Corporation entitled to vote in the election of Directors shall be required to alter, amend or repeal this Article TENTH or adopt any provisions in the Articles of Incorporation or Regulations of the Corporation, as the same may be in effect from time to time, which are inconsistent with the provisions of this Article TENTH; provided, however, that if any such amendment, alteration or repeal of, or adoption of provisions inconsistent with, this Article TENTH is first approved by the affirmative vote of two-thirds of the Continuing Directors of the Corporation, the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation in the election of Directors shall be sufficient to approve any such amendment, alteration or repeal of, or adoption of provisions inconsistent with, this Article TENTH.

         ELEVENTH. Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.

         TWELFTH. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the Corporation will not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code as in effect on the effective date of the Plan of Reorganization of the Corporation and certain of its substantively consolidated subsidiaries, duly confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, in Case No. 2-89-02779; provided however, that this Article TWELFTH (a) will have no further force and effect beyond that required under Section 1123 of the United States Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.


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